Exhibit 99.1

Emerald Reports First Quarter 2025 Financial Results

Emerald Achieves Double-Digit Growth in Revenue and Adjusted EBITDA, Reflecting Strong Operational Performance

Reaffirms Full Year 2025 Guidance

NEW YORK, N.Y. – May 1, 2025 – Emerald Holding, Inc. (NYSE: EEX) (“Emerald” or the “Company”), America’s largest producer of trade shows and their associated conferences, content and commerce, today reported financial results for the first quarter ended March 31, 2025.

Financial Highlights

•
Revenues of $147.7 million for the first quarter 2025, an increase of $14.3 million, or 10.7%, over the first quarter 2024, primarily due to organic revenue growth and revenues from acquisitions, offset by one discontinued event that was not contributing to profitability.
•
Organic Revenues, a non-GAAP measure, which takes into account the impact of acquisitions, scheduling adjustments and discontinued events, if any, of $139.2 million for the first quarter 2025, an increase of $7.4 million, or 5.6%, from $131.8 million for the first quarter 2024 (Refer to Schedule 1 for a reconciliation to revenues, the most directly comparable GAAP measure).
•
Net income of $15.3 million for the first quarter 2025, compared to net income of $11.0 million for the first quarter 2024.
•
Adjusted EBITDA, a non-GAAP measure, of $53.6 million for the first quarter 2025, compared to $40.8 million for the first quarter 2024, a 31.4% increase (Refer to Schedule 3 for a reconciliation to net income, the most directly comparable GAAP measure); Increased Adjusted EBITDA excluding event cancellation insurance, a non-GAAP measure, of $53.6 million for the first quarter 2025, by 34.7% as compared to $39.8 million in the first quarter 2024 (Refer to Schedule 3 for a reconciliation to net income, the most directly comparable GAAP measure).
•
Ended the quarter with $276.8 million in cash and full availability of its $110.0 million revolving credit facility.
•
For the full year 2025, the Company reaffirms its previously stated guidance of $450 - 460 million of Revenue and $120-125 million of Adjusted EBITDA.

Operational and Capital Structure Updates

•
Emerald received regulatory approval on April 30, 2025 related to the previously announced acquisition of This is Beyond, a London-based organizer of B2B trade shows serving the global luxury travel industry and expects to close the acquisition in the coming days.
•
Emerald repurchased $8.8 million of its common stock in the first quarter at an average price of $4.33 per share.
•
Emerald’s Board of Directors authorized an expansion of the existing share repurchase program through December 31, 2025, with an increased capacity of up to $25.0 million of Emerald’s common stock.
•
On April 30, 2025, Emerald’s Board of Directors declared a dividend for the quarter ending June 30, 2025, of $0.015 per share.

Hervé Sedky, Emerald’s President and Chief Executive Officer, said, “Our strong first-quarter performance underscores the meaningful progress we've made in executing our strategy and delivering value to both our customers and shareholders. By refining and diversifying our portfolio across high-growth industries we've created a more resilient platform that is well-positioned to navigate market cycles.

Looking ahead, our priorities remain clear: value creation, customer-centricity, 365-day engagement, and portfolio growth through strategic M&A opportunities. We are seeing increasing rebook rates for Q1 2026, reflecting the trust our customers place in our platforms and the consistent ROI our events deliver. Given the current macroeconomic uncertainty, we remain cautious as we navigate an unpredictable market environment. While we are optimistic about the potential of our business, we recognize the need for continued vigilance and are focused on sustaining growth and delivering long-term value, supported by our strategically optimized portfolio and focus on growth-oriented industries.”

David Doft, Emerald’s Chief Financial Officer, added, “Driven by double-digit growth in revenue and adjusted EBITDA, our seasonally strong first-quarter results highlight the effectiveness of our disciplined approach in balancing operational efficiency with strategic investments. Our first quarter performance and current pacing lead us to reaffirm our full-year guidance of $450–460 million in revenue and $120–125 million in adjusted EBITDA.

As we continue to execute on our strategic initiatives, we maintain a disciplined capital management approach, ensuring the flexibility to support both growth and sustainable objectives. Our commitment to this vision is reflected in the first quarter repurchase of approximately 2.0 million shares for $8.8 million, largely utilizing our existing buyback authorization. The Board has authorized the refilling of the buyback program to $25.0 million, reinforcing our dedication to returning value to shareholders and consistent with our capital allocation policy.”

First Quarter 2025 Financial Performance and Highlights

	Three Months Ended March 31,
	2025	2024	Change	% Change
	(unaudited, dollars in millions, except percentages and per share data)
Revenues	$147.7	$133.4	$14.3	10.7%
Net income	$15.3	$11.0	$4.3	39.1%
Net cash provided by operating activities	$12.6	$7.3	$5.3	72.6%
Diluted income per share	$0.08	$0.00	$0.08	NM

Non-GAAP measures:
Adjusted EBITDA	$53.6	$40.8	$12.8	31.4%
Adjusted EBITDA excluding event cancellation insurance proceeds	$53.6	$39.8	$13.8	34.7%
Free Cash Flow	$10.8	$4.8	$6.0	125.0%
Free cash flow excluding event cancellation insurance proceeds, net	$10.8	$3.8	$7.0	184.2%

•
First quarter 2025 revenues were $147.7 million, an increase of $14.3 million or 10.7% versus the first quarter 2024, driven primarily by organic revenue growth of $7.4 million, $5.0 million in revenue from acquisitions and scheduling adjustments of $3.0 million, offset by prior year revenue of $1.1 million related to one discontinued event that was not contributing to profitability.
•
First quarter 2025 Organic Revenues from the Connections reportable segment were $129.8 million, an increase of $8.0 million or 6.6% versus the first quarter 2024, due to an increase in recurring revenues and a new event launch.
•
First quarter 2025 Organic Revenues from the All Other category were $9.4 million, a decrease of $0.6 million or 6.0% versus the first quarter 2024, largely due to a $0.5 million decrease in Content revenues.
•
First quarter 2025 net income was $15.3 million, compared to net income of $11.0 million for the first quarter 2024, principally as a result of higher income from operations, offset by higher non-recurring financing fees charged to interest expense related to the January 2025 debt refinancing and higher provision for income taxes recognized during the first quarter of 2025.
•
First quarter 2025 Adjusted EBITDA was $53.6 million, compared to $40.8 million for the first quarter 2024. Adjusted EBITDA excluding event cancellation insurance for the first quarter 2025 was $53.6 million, compared to $39.8 million for the first quarter 2024.

For a discussion of the Company’s presentation of Organic revenues and Adjusted EBITDA, which are non-GAAP measures, see below under the heading “Non-GAAP Financial Information.” Refer to Schedule 1 for a reconciliation of Organic revenues to revenues (discussed in the first paragraph of this section), the most directly comparable GAAP measure, and refer to Schedule 3 for a reconciliation of Adjusted EBITDA to net income (discussed in the second paragraph of this section), the most directly comparable GAAP measure.

Cash Flow

•
First quarter 2025 net cash provided by operating activities was $12.6 million, compared to $7.3 million in the first quarter 2024.
•
First quarter 2025 capital expenditures were $1.8 million, compared to $2.5 million in the first quarter 2024.
•
First quarter 2025 Free Cash Flow excluding event cancellation insurance proceeds, net, which the Company defines as net cash provided by operating activities less capital expenditures, event cancellation insurance proceeds and taxes paid on event cancellation insurance proceeds, was $10.8 million, compared to $3.8 million in the first quarter 2024. The calculation of first quarter 2025 Free Cash Flow excluding event cancellation insurance proceeds, net, includes non-recurring financing fees charged to interest expense of $5.5 million related to the January 2025 debt refinancing, non-recurring acquisition related transaction costs of $3.7 million, acquisition integration and restructuring-related transition costs of $0.6 million and $1.4 million in non-recurring legal, audit and consulting fees. The calculation of first quarter 2024 Free Cash Flow excluding event cancellation insurance proceeds, net, includes non-recurring acquisition related transaction costs of $0.3 million, acquisition integration, restructuring-related transition costs of $4.8 million, and non-recurring legal and consulting fees of $0.3 million. The total of these items is $11.2 million and $5.4 million for the quarters ended March 31, 2025 and 2024, respectively.

In addition, the Company completed the acquisition of Insurtech Insights Limited (“Insurtech”) just before its largest event of the year, Insurtech Insights Europe, staged in London. Because Insurtech, like Emerald, receives a significant majority of the cash for a particular live event in advance of when the event stages, the Company’s first quarter 2025 net cash provided by operating activities does not reflect an estimated $3.5 million of Free Cash Flow related to the acquisition.

For a review of the Company’s presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.” Refer to Schedule 4 for a reconciliation of Free Cash Flow to net cash provided by operating activities (discussed in the first paragraph of this section), the most directly comparable GAAP measure.

Dividend

On April 30, 2025, Emerald’s Board of Director’s declared a dividend for the quarter ending June 30, 2025, of $0.015 per share payable on May 22, 2025 to holders of Emerald’s common stock as of May 12, 2025.

Emerald Share Repurchase Program

On April 30, 2025, Emerald’s Board of Directors approved an expansion of the Company’s share repurchase program that allows for the repurchase of $25.0 million of its common stock through December 31, 2025. In the three months ended March 31, 2025, Emerald bought back 2,029,445 shares for $8.8 million at an average price of $4.33 per share. At quarter end, Emerald had $8.8 million remaining available under the existing repurchase authorization.

Since the restart of the share repurchase program in 2021 through March 31, 2025, the Company has bought back a total of 15.3 million shares of common stock for an aggregate of $62.5 million.

Conference Call Webcast Details

As previously announced, the Company’s leadership will hold a conference call to discuss its first quarter 2025 results at 8:30 am EDT on Thursday, May 1, 2025.

The conference call can be accessed by dialing 1-800-715-9871 (domestic) or 1-646-307-1963 (international). A telephonic replay will be available beginning at 11:30 am ET by dialing 1-800-770-2030, or for international callers, 1-647-362-9199. The passcode for the replay is 1558503. The replay will be available until 11:59 pm ET on May 8, 2025.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at https://investor.emeraldx.com. An online replay will be available on the same website immediately following the call.

About Emerald

Emerald Holding, Inc. (NYSE: EEX) is the largest U.S.-based B2B event organizer, empowering businesses year-round by expanding meaningful connections, developing influential content, and delivering powerful commerce-driven solutions. As the owner and operator of a curated portfolio of B2B events spanning trade shows, conferences, B2C showcases and a scaled hosted buyer platform, Emerald also delivers dynamic solutions across leading industries through its robust content and e-commerce marketplace. Emerald is a trusted partner for its thousands of customers, predominantly small and medium-sized businesses, playing a pivotal role in driving ongoing commerce through streamlined buying, selling, and networking opportunities. Powered by an experienced team, Emerald is fostering impactful engagement and delivering unparalleled market access with a commitment to driving business growth 365 days a year.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These non-GAAP financial measures are in addition to, and not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. The Company believes that these non-GAAP financial measures enhance the reader’s understanding of our past financial performance and our prospects for the future. The non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the schedules attached hereto.

Organic Revenue

We define “Organic revenue growth” and “Organic revenue decline” as the growth or decline, respectively, in our revenue from one period to the next, adjusted for the revenue impact of: (i) acquisitions and dispositions, (ii) discontinued events and (iii) material show scheduling adjustments. We disclose changes in Organic revenue because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe provide a fair comparison of the trends underlying our existing event portfolio given changes in timing or strategy. Management and Emerald’s board of directors evaluate changes in Organic revenue to evaluate our historical and prospective financial performance and understand underlying revenue trends of our events.

Adjusted EBITDA

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, net, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation, (v) goodwill and other intangible asset impairment charges and (vi) other items that management believes are not part of our core operations.

We have also presented Adjusted EBITDA excluding event cancellation insurance proceeds in order to illustrate the amount of Adjusted EBITDA from continuing operations.

Note: Schedule 3 provides reconciliations for 2025 and 2024 Adjusted EBITDA to net income, however, it is not possible, without unreasonable efforts, to estimate the impacts of show scheduling adjustments, acquisitions and certain other special items that may occur in 2025 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of 2025 projected Adjusted EBITDA to projected net income without unreasonable efforts and has not provided reconciliations for these forward-looking non-GAAP financial measures.

Free Cash Flow

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

We have also presented Free Cash Flow excluding event cancellation insurance proceeds, net in order to illustrate the amount of Free Cash Flow from continuing operations.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains and our earnings call will contain certain forward-looking statements, including, but not limited to, statements regarding our ability to return our business to pre-COVID levels; general economic conditions, or more specifically about the markets in which we operate, including growth of our various markets, and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance; the multiple avenues to return to organic growth; expectations regarding interest rates and economic conditions, among others; our guidance with respect to estimated revenues and Adjusted EBITDA; our ability or inability to obtain insurance coverage relating to event cancellations or interruptions; our intention to continue to pay regular quarterly dividends; and our ability to successfully identify and acquire acquisition targets; our expectations arising from the ongoing impact of natural disasters, or outbreaks of contagious disease or the potential for infection (including COVID-19) on our business; and how we integrate and grow acquired businesses. In particular, the declaration, timing and amount of any future dividends will be subject to the discretion and approval of the Board and will depend on a number of factors, including the Company’s results of operations, cash flows, financial position and capital requirements, any applicable restrictions under the Company’s debt facilities, as well as general business conditions, legal, tax and regulatory restrictions and other factors the Board deems relevant at the time it determines to declare such dividends. These statements are based on management’s current expectations as well as estimates and assumptions prepared by management as of the date hereof, and although they are believed to be reasonable, they are inherently uncertain and not guaranteed. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact

Emerald Holding, Inc.

Investor Relations

investor.relations@emeraldx.com

1-866-339-4688 (866EEXINVT)

Emerald Holding, Inc.

Condensed Consolidated Statements of Income and Comprehensive Income

(unaudited, dollars in millions, share data in thousands, except income per share data)

	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024
Revenues	$147.7	$133.4
Other income, net	—	1.0
Cost of revenues	51.4	47.5
Selling, general and administrative expense	54.1	55.5
Depreciation and amortization expense	6.4	7.1
Operating income	35.8	24.3
Interest expense	17.4	12.1
Interest income	2.3	2.3
Income before income taxes	20.7	14.5
Provision for income taxes	5.4	3.5
Net income and comprehensive income attributable to Emerald Holding, Inc.	$15.3	$11.0
Accretion to redemption value of redeemable convertible preferred stock	—	(10.7)
Participation rights on if-converted basis	—	(0.2)
Net income and comprehensive income attributable to Emerald Holding, Inc. common stockholders	$15.3	$0.1
Basic income per share	0.08	0.00
Diluted income per share	0.08	0.00
Basic weighted average common shares outstanding	200,596	63,039
Diluted weighted average common shares outstanding	200,841	65,205

Emerald Holding, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	March 31, 2025	December 31, 2024
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$276.8	$194.8
Trade and other receivables, net of allowances of $1.9 million and $1.6 million, as of March 31, 2025 and December 31, 2024, respectively	121.7	82.5
Prepaid expenses and other current assets	15.1	29.6
Total current assets	413.6	306.9
Noncurrent assets
Property and equipment, net	1.7	1.8
Intangible assets, net	155.9	155.9
Goodwill, net	601.8	573.8
Right-of-use assets	5.8	6.4
Other noncurrent assets	4.2	3.9
Total assets	$1,183.0	$1,048.7
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and other current liabilities	$61.0	$40.7
Income taxes payable	1.9	—
Cancelled event liabilities	1.2	1.2
Deferred revenues	185.2	190.5
Contingent consideration	2.8	0.7
Right-of-use liabilities, current portion	4.1	4.0
Term loan, current portion	3.9	4.2
Total current liabilities	260.1	241.3
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	502.7	398.5
Deferred tax liabilities, net	5.4	4.9
Right-of-use liabilities, noncurrent portion	4.6	5.5
Other noncurrent liabilities	18.1	12.6
Total liabilities	790.9	662.8
Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value; authorized shares at March 31, 2025 and December 31, 2024: 800,000; 199,597 and 201,447 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	2.0	2.0
Additional paid-in capital	1,024.9	1,034.0
Accumulated deficit	(634.8)	(650.1)
Total stockholders’ equity	392.1	385.9
Total liabilities and stockholders’ equity	$1,183.0	$1,048.7

Schedule 1

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO ORGANIC REVENUES

	Three Months Ended March 31,		Change
Consolidated	2025	2024	$	%
	(dollars in millions) (unaudited)
Revenues	$147.7	$133.4	$14.3	10.7%
Deduct:
Acquisition revenues	(5.0)	—
Discontinued events	—	(1.1)
Scheduling adjustments(1)	(3.5)	(0.5)
Organic revenues	$139.2	$131.8	$7.4	5.6%

	Three Months Ended March 31,		Change
Connections	2025	2024	$	%
	(dollars in millions) (unaudited)
Revenues	$138.3	$123.4	$14.9	12.1%
Deduct:
Acquisition revenues	(5.0)	—
Discontinued events	—	(1.1)
Scheduling adjustments(1)	(3.5)	(0.5)
Organic revenues	$129.8	$121.8	$8.0	6.6%

	Three Months Ended March 31,		Change
All Other	2025	2024	$	%
	(dollars in millions) (unaudited)
Revenues	$9.4	$10.0	$(0.6)	(6.0%)
Deduct:
Acquisition revenues	—	—
Discontinued events	—	—
Scheduling adjustments	—	—
Organic revenues	$9.4	$10.0	$(0.6)	(6.0%)

Notes:

(1)
For the three months ended March 31, 2025, represents revenues from one event that staged in the first quarter of fiscal 2025, but staged in a different quarter in fiscal 2024, and revenues from one event that staged in the first quarter of fiscal 2024 but is scheduled to stage in a different quarter in fiscal 2025.

Schedule 2

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO DISAGGREGATED REVENUES

	Three Months Ended March 31,
	2025	2024
	(dollars in millions) (unaudited)
Connections	$138.3	$123.4
Content	4.2	4.7
Commerce	5.2	5.3
Total Revenues	$147.7	$133.4

Schedule 3

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended March 31,
	2025	2024
	(dollars in millions) (unaudited)
Net income	$15.3	$11.0
Add (deduct):
Interest expense, net	15.1	9.8
Provision for income taxes	5.4	3.5
Depreciation and amortization	6.4	7.1
Stock-based compensation	2.6	2.5
Other items(1)	8.8	6.9
Adjusted EBITDA	$53.6	$40.8
Deduct:
Event cancellation insurance proceeds	—	1.0
Adjusted EBITDA excluding event cancellation insurance proceeds	$53.6	$39.8

Notes:

(1)
Other items for the three months ended March 31, 2025 included: (i) $3.7 million in acquisition-related transaction costs; (ii) $0.6 million in acquisition integration and restructuring-related transition costs; (iii) $1.4 million in non-recurring legal, audit and consulting fees and (iv) $3.1 million in expense related to the remeasurement of contingent consideration. Other items for the three months ended March 31, 2024 included: (i) $0.3 million in acquisition-related transaction costs; (ii) $4.8 million in transition expenses; (iii) $0.3 million in non-recurring legal, audit and consulting fees and (iv) $1.5 million in expense related to the remeasurement of contingent consideration.

Schedule 4

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended March 31,
	2025	2024
	(dollars in millions) (unaudited)
Net Cash Provided by Operating Activities	$12.6	$7.3
Less:
Capital expenditures	1.8	2.5
Free Cash Flow	$10.8	$4.8
Event cancellation insurance proceeds	—	(1.0)
Free cash flow excluding event cancellation insurance proceeds, net	$10.8	$3.8

Schedule 5

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENTS RESULTS TO INCOME BEFORE TAXES

	Three Months Ended March 31,
	2025	2024
	(dollars in millions) (unaudited)
Revenues
Connections	$138.3	$123.4
All Other	9.4	10.0
Total revenues	$147.7	$133.4

Other income, net
Connections	$—	$1.0
Total other income, net	$—	$1.0

Adjusted EBITDA
Connections	$66.2	$56.1
All Other	0.7	0.2
Adjusted EBITDA (excluding General corporate expenses)	$66.9	$56.3

General corporate expenses	(13.3)	(15.5)
Interest expense, net	(15.1)	(9.8)
Depreciation and amortization expense	(6.4)	(7.1)
Stock-based compensation expense	(2.6)	(2.5)
Other items	(8.8)	(6.9)
Income before income taxes	$20.7	$14.5